SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2005

CRYSTALIX GROUP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-29781 (Commission File Number)	65-0142472 (IRS Employer Identification No.)

1181 Grier Drive, Suite B, Las Vegas, Nevada 89119

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (702) 740-4616

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As of December 9, 2005, Crystalix Group International, Inc. (“Crystalix”) entered into a Stock Exchange for Principle Debt and Forgiveness of Interest Agreement with Kevin T. Ryan, in which Mr. Ryan agreed to forgive all accrued interest on the promissory notes owed to him, Ryan Capital and McCary & Rood and to accept 119,000,000 shares of common stock as full and complete payment of these notes.

Crystalix executed and delivered a convertible promissory note in the amount of $5,396,764 dated July 21, 2004 to Mr. Ryan. This note required monthly principal payments from August 1, 2004 to December 1, 2004 and monthly payments of principal and interest beginning January 1, 2005. As of September 30, 2005, the outstanding principal balance of this note was $5,396,764 and accrued interest was $645,763.

In addition, Crystalix executed and delivered a promissory note in the amount of $452,137 dated July 21, 2004 to Ryan Capital Management, Inc., a company controlled by Kevin Ryan. That note required monthly interest payments from August 1, 2004 to December 1, 2004 and monthly payments of principal and interest beginning January 1, 2005. As of September 30, 2005, the outstanding principal balance of this note was $452,137 and accrued interest was $54,102.

On August 1, 2004, Crystalix executed and delivered promissory notes in the amounts of $280,000 and $214,037 to McCary & Rood, a company controlled by Kevin Ryan. Both notes required monthly payments beginning August 1, 2004. As of September 30, 2005, the aggregate outstanding principal balance of these notes was $494,037 and accrued interest was $57,762. Mr. Ryan has been the Chief Executive Officer and a director of the Crystalix at all times pertinent to these promissory notes.

Item 3.02	Unregistered Sales of Equity Securities

Reference is made to the disclosure in Item 1.01 above.

Item 9.01	Financial Statements and Exhibits

Exhibits:

Regulation S-B Number	Document

10.1	Stock Exchange for Principle Debt and Forgiveness of Interest Agreement with Kevin T. Ryan dated December 9, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYSTALIX GROUP INTERNATIONAL, INC.
December 14, 2005	By: s/ Doug E. Lee Doug E. Lee PresidentRobert McDermottR

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